Exhibit 99.1

              The Bon-Ton Completes Acquisition of Saks
  Northern Department Store Group; Acquisition of the Saks Northern Department Store Group Creates the Second Largest Regional Department
     Store Retailer, with 279 Stores and $3.4 Billion of Revenue



    YORK, Pa.--(BUSINESS WIRE)--March 6, 2006--

    Transaction Includes Carson Pirie Scott, Younkers, Herberger's,
                 Bergner's and Boston Store Nameplates

    The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced it has completed the acquisition of Saks Incorporated's Northern Department Store Group ("NDSG"),which consists of 142 stores located in 12 states.
    Under terms of the purchase agreement, Bon-Ton paid approximately $1.05 billion in cash, reflecting certain purchase price adjustments, for NDSG, which generated net sales in fiscal 2005 of approximately $2.2 billion. With completion of the transaction, Bon-Ton will operate a total of 279 stores in 23 states with approximately $3.4 billion in net sales for fiscal 2005.
    In order to finance the acquisition and the related refinancing of its existing indebtedness, Bon-Ton today issued 10.25% Senior Notes due 2014 in the aggregate principal amount of $510 million. Additionally, the Company entered into a $1.0 billion senior secured revolving credit facility led by Bank of America, N.A., as agent, and a $260 million loan facility with Bank of America, N.A., as lender.
    "With the close of this acquisition, Bon-Ton has become a major player in the retail industry and the second largest regional department store operator in the country," said Bud Bergren, President and Chief Executive Officer of Bon-Ton. "We look forward to realizing the potential of this business combination."
    "We welcome our new associates from NDSG to the Bon-Ton family and are excited about the opportunity to build on the tradition of excellence and customer service they have established." added Mr. Bergren. "Two great organizations have come together and with the talent, experience and insight of the combined teams, we see tremendous opportunity ahead. This merger will enhance shareholder value by providing an expanded and diversified geographic presence and economies of scale that we believe will drive greater profitability."

    Integration Plan

    Bon-Ton's corporate office will remain in York, Pennsylvania where the corporate administrative and back office support functions will reside. Merchandising and marketing functions for the combined operations will operate out of the existing NDSG headquarters in Milwaukee, Wisconsin. Integration activities will begin immediately and are expected to be completed within 18 to 24 months. During a transition period, Saks will provide Bon-Ton with specified support services including information technology and other back office support functions for NDSG.
    Mr. Bergren continued, "Initially we will focus on consolidating our merchandising, marketing and inventory management functions to enhance the shopping experience for our customers. Shortly thereafter we will address back office activities such as human resources, accounting, proprietary credit card operations and information technology. The management teams at Bon-Ton and NDSG have been working diligently over the past several months to position the Company for the integration process. We expect to realize cost savings beginning in 2006 from the consolidation of headquarters functions, achieving economies of scale and the adoption of best practices across the combined company. We fully expect this acquisition to be accretive to earnings in fiscal 2006. We will be providing more details on March 9, 2006, during our fourth quarter and fiscal 2005 earnings conference call."
    Lazard served as financial advisor to Bon-Ton in the transaction, Wolf, Block, Schorr and Solis-Cohen LLP acted as legal counsel.
    The Bon-Ton Stores, Inc. operates 279 department stores in 23 states in the Northeast, Midwest and Great Plains under the Bon-Ton, Elder-Beerman, Bergner's, Boston Store, Carson Pirie Scott, Herberger's and Younkers nameplates. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics, home furnishings and other goods. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the 142 stores comprising the Northern Department Store Group, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.



    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             (717) 751-3071